UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 15-15D

     CERTIFICATION AND NOTICE OF TERMINATION OR REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File No.:    033-84336-LA
                                                           --------------------
                                   JETFLET III
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             (Exact name of registrant as specified in its charter)


               1440 CHAPIN AVENUE, SUITE 310, BURLINGAME, CA 94010
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   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


            Series A Units, Series A Preferred Stock, Secured Bonds
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            (Title of each class of Securities covered by this form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [   ]      Rule 12h-3(b)(1)(i)     [   ]
        Rule 12g-4(a)(1)(ii  [   ]      Rule 12h-3(b)(1)(ii     [ X ]
        Rule 12g-4(a)(2)(i)  [   ]      Rule 12h-3(b)(2)(i)     [   ]
        Rule 12g-4(a)(2)(ii) [   ]      Rule 12h-3(b)(1)(ii)    [   ]
                                        Rule 15d-6              [   ]

Approximate number of holders of record as of the certification or notice date:

700
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Pursuant to the requirements of the Securities Exchange Act of 1934, JetFleet
III has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  8/9/04                           By: /s/ Neal D. Crispin
      --------------------------------      --------------------------------
                                            Neal D. Crispin, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 pf the General Rules and Regulations under the Securities Exchange ACt of 1934. The registratn shall file with the Commiossion three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person,. The name and title of the person signing the form shal be typed or printed under the signature.



SEC 2069

Persons who respond to the collection of information contained in this form are not required to respond uless the form dislplays a currently valid OMB Control Number.